SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
January 27, 2005 (January 27, 2005)

Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2515 McKinney Avenue, Suite 1200
Dallas, TX	75201

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable.

(Former name or former address, if changed since last report)

Item 1.01 Entry into a Material Definitive Agreement.

On January 27, 2005, Dean Foods Company (“Dean”) announced that it intends to pursue a spin-off of its Specialty Foods Group business in a tax-free dividend to its shareholders. In connection with the planned spin-off, Dean also announced that it had entered into employment agreements with a new management team for its Specialty Foods Group business and that the new management team had invested in the Dean subsidiary expected to be spun off. The material terms of these agreements are described below.

Subscription Agreements

On January 27, 2005, Dean’s newly formed, wholly-owned subsidiary, Dean Specialty Foods Holdings, Inc. (“Specialty Foods”) entered into a series of subscription agreements with Sam K. Reed, David B. Vermylen, E. Nichol McCully, Thomas E. O’Neill, and Harry J. Walsh, who are the members of the new management team, pursuant to which the members of the new management team and certain family trusts affiliated with such members purchased an aggregate of 2,000 shares of Specialty Foods’ common stock, par value $.01 per share, representing approximately 1.7% of the outstanding common stock of Specialty Foods, for an aggregate purchase price of $10.0 million. The remaining 118,000 shares of Specialty Foods’ common stock, representing approximately 98.3% of the outstanding common stock of Specialty Foods, are held indirectly by Dean.

Stockholders Agreement

In connection with the execution of the subscription agreements, Dean entered into a stockholders agreement on the same date with Specialty Foods and each of the management team investors. The stockholders agreement provides that Dean, Specialty Foods and the management investors will use commercially reasonable efforts to consummate a tax-free spin-off transaction whereby the assets and liabilities of Dean’s Specialty Foods Group, Mocha Mix, Second Nature and food service and private label dressings businesses (collectively, the “Specialty Businesses”) will be transferred to Specialty Foods and the Specialty Foods common stock held by Dean will be distributed to Dean stockholders in a tax-free dividend.

If the spin-off is not consummated by October 31, 2005 (other than as a result of a default by the management investors, as defined in the stockholders agreement) or if Dean does not proceed with the spin-off transaction, then Dean will have the right to repurchase the common stock of Specialty Foods from the management investors, and the management investors will have the right to sell such stock to Dean, at an aggregate repurchase price of $11 million. In the event of a default by the management investors prior to the consummation of the spin-off, Dean will have the right to repurchase the common stock of Specialty Foods from the management investors at a price equal to the lesser of the initial purchase price or the fair market value of such stock determined in accordance with the stockholders agreement. If, prior to the consummation of the spin-off, Dean decides not to pursue the spin-off because Dean has received an alternative proposal for an acquisition of the Specialty Businesses or Dean, then Dean will also pay the management investors a transaction fee equal to 1% of the total enterprise value of the Specialty Businesses determined in accordance with the stockholders agreement.

Specialty Foods will be required to reimburse Dean up to $12.5 million of fees and expenses incurred by Dean and Specialty Foods in connection with the spin-off. In addition, Specialty Foods will be required to reimburse Dean for up to $20 million of certain potential tax liabilities that could result from the spin-off. If Specialty Foods is required to reimburse Dean for these tax liabilities, then Specialty Foods will be required to issue additional shares of Specialty Foods’ common stock to the management investors to reflect a revised valuation of Specialty Foods that takes into account the tax liability reimbursement.

The management investors will not be entitled to transfer or sell the shares purchased pursuant to the subscription agreements for three years from the date of purchase except, among other things, in accordance with the put and call rights described above or as payment of the exercise price of the stock options described below.

Upon the spin-off, Sam Reed, one of the management investors, will serve as Chairman of the Board and Chief Executive Officer of Specialty Foods. Gregg Engles, Dean’s chief executive officer, will also be a member of the Board of Directors. Mr. Reed and Mr. Engles will nominate the remaining five members of the Board of Directors, subject to the approval of Dean’s Board of Directors.

Assuming Mr. Engles becomes a member of the board of directors of Specialty Foods on the date of the spin-off, as contemplated by the stockholders agreement, then upon the spin-off his vested options to purchase shares of Dean common stock (“Dean Options”) will be adjusted, pro rata into the right to purchase shares of Dean common stock and the right to purchase shares of Specialty Foods common stock. Following such adjustment, the aggregate fair market value of the vested options to purchase Dean common stock and the options to purchase Specialty Foods common stock held by Mr. Engles immediately after the spin-off will be equivalent to the fair market value of the Dean Options held by Mr. Engles prior to the spin-off.

Employment Agreements

Each of the management investors has entered into an employment agreement with Specialty Foods. Each employment agreement provides for a three-year term ending on the third anniversary of the later of the commencement of employment or the effectiveness of the spin-off. The employment agreements also provide for automatic one-year extensions absent written notice from either party of its intention not to extend the agreement.

The table below sets forth the base salary and target bonus of each management investor, as well as the management investor’s entitlement to certain equity awards, the details of which are described more fully below. The employment agreement for Nichol McCully, who will initially serve as Specialty Foods’ chief financial officer, provides that he will serve in that position for one full year and thereafter continue to serve as Vice President of Strategic Planning and Business Development at reduced compensation.

			Stock		Restricted
Name and	Base	Target	Option		Stock
Principal Position	Salary	Bonus	Award(1)		Award(2)

Sam K. Reed
Chairman & Chief Executive Officer	$750,000	100%	1.98%		0.66%

David B. Vermylen
President & Chief Operating Officer	$500,000	80%	1.32%		0.44%

E. Nichol McCully
Chief Financial Officer	$400,000	60%	0.60	%(3)	0.30%

Thomas E. O’Neill
General Counsel and Chief Administrative Officer	$350,000	60%	0.90%		0.30%

Harry J. Walsh
Senior Vice President of Operations	$350,000	60%	0.90%		0.30%

(1)	Each management investor will receive options to purchase shares of Specialty Foods common stock equal to the indicated percentage of the Outstanding Specialty Stock. As used in this 8-K, “Outstanding Specialty Stock” means all of the outstanding shares of Specialty Foods on the date of grant, assuming the exercise of Mr. Engles options to purchase shares of Specialty Foods.

(2)	Each management investor will receive restricted shares of Specialty Foods common stock equal to the indicated percentage of Outstanding Specialty Stock.

(3)	Stock option grants for Mr. McCully will vest 50% in year one and 25% in each of years two and three of his employment.

Under the terms of the employment agreements, shortly after the spin-off Specialty Foods will grant to the management investors an aggregate award of restricted shares of Specialty Foods common stock equal to 2% in the aggregate of Outstanding Specialty Stock. These restricted shares will vest ratably over three years upon the achievement of certain shareholder return objectives set forth in the employment agreements and subject to each management investor’s continued employment with Specialty Foods.

The employment agreements also provide that shortly after the spin-off the management investors will receive options to purchase shares of Specialty Foods common stock equal to 5.7% in the aggregate of Specialty Foods outstanding common stock on the date of grant with an exercise price equal to the market price of such stock on that date. The stock options will have a ten-year term and will vest ratably over three years from the date of grant, subject to each management investor’s continued employment with Specialty Foods.

As the stock options described above will not be granted until after the spin-off, the employment agreements further provide that each management investor will be entitled to receive an award of restricted stock units to compensate for the appreciation, if any, in the value of Specialty Foods common stock between the date of the management investor’s initial equity investment and consummation of the spin-off (such stock units being referred to herein as the “Supplemental Shares”). Shortly after the spin-off, each management investor will receive restricted stock units for that number of shares of Specialty Foods common stock having a value equal to the appreciation that would have been realized had the management investor’s stock options been granted at an exercise price equal to the per share purchase price set forth in the subscription agreements, as adjusted for various events or in connection with the reimbursement of tax liabilities described above. Any Supplemental Shares issued to a management investor will reduce the number of options granted to that investor (as described in the table above) on a one-for-one basis. The restricted stock units will vest ratably over three years provided that the market price of Specialty Foods’ common stock at the vesting date is at least equal to the market price of such stock at the time of the spin-off and subject to each management investor’s continued employment with Specialty Foods.

Each management investor is also entitled to participate in any benefit plan maintained by Specialty Foods for its senior officers, including any life, medical, accident, or disability insurance plan, and any profit sharing, retirement, or deferred compensation or savings plan for senior officers. Specialty Foods will also pay the reasonable expenses incurred by each management investor in the performance of his duties to the company and indemnify the management investor against any loss or liability suffered in connection with such performance.

Specialty Foods is entitled to terminate each employment agreement with or without cause, provided that no employment agreement may be terminated by the company without cause prior to the effectiveness of the spin-off. Each management investor is entitled to terminate his employment agreement following a reduction in base salary or a material alteration in duties and responsibilities or for certain other specified reasons, such as a failure by Specialty Foods to consummate the spin-off by October 31, 2005. An employment agreement may also be terminated upon death, disability or retirement of the management investor. If an employment agreement is terminated either without cause by Specialty Foods or with good reason by a management investor, the management investor will be entitled to a severance payment equal to two times (or three times, in the case of Mr. Reed) the sum of the annual base salary payable to the management investor immediately prior to the end of the employment period plus any target bonus the management investor would have been entitled to receive for the calendar year had he remained employed by the company. If an employment agreement is terminated under the same circumstances and within 24 months of a change of control of Specialty Foods, the management investor will be entitled to a severance payment equal to three times the sum of the annual base salary payable to the management investor immediately prior to the end of the employment period plus any target bonus the management investor would have been entitled to receive for the calendar year had he remained employed by the company.

In the event an employment agreement is terminated either without cause by Specialty Foods or with good reason by a management investor, the management investor’s equity awards will vest as follows:

•	in the case of Mr. Reed, all unvested stock options will become fully vested and may be exercised for two years after such termination, and all restricted shares and restricted share units will be eligible to continue to vest on their original terms and subject to their original conditions (other than continued employment); and

•	for all other management investors, the equity awards will vest on the same terms as Mr. Reed if Mr. Reed is no longer serving as chief executive officer of Specialty Foods, or, if Mr. Reed is still serving as chief executive officer, the equity awards will vest or be eligible to vest, on a pro rata basis, for the period the management investor actually worked since the last vesting date (or the spin-off, if no portion of the equity awards has yet vested) plus one additional year of vesting.

In addition, all unvested stock options will become fully vested and may be exercised for two years after the death or disability of a management investor or upon a management investor’s retirement, provided the management investor has completed at least five years of service with Specialty Foods and the sum of such period of service and the management investor’s age equal at least 62. Furthermore, the service condition to the vesting of restricted shares and restricted share units will be waived after the death or disability of a management investor.

Dean expects to file a form of the subscription agreement, the stockholders agreement and the employment agreement(s) as exhibits to its annual report on Form 10-K.

Item 7.01 Regulation FD Disclosure.

     A copy of the press release relating to Dean’s announcement of the proposed spin-off transaction and its entry into employment agreements and related documentation with the management team investors, each as described in Item 1.01 above, is attached to this Current Report on Form 8-K as Exhibit 99.1.

     The information in this Form 8-K [under “Item 7.01. Regulation FD Disclosure”] and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

See the Exhibit Index attached hereto.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2005	DEAN FOODS COMPANY
	By:	/s/ Lisa N. Tyson
Lisa N. Tyson
Senior Vice President and Deputy General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated January 27, 2005